Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 15, 2003 accompanying the consolidated financial statements of Contango Oil & Gas Company and subsidiaries appearing in the 2003 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-KSB for the year ended June 30, 2003 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/    GRANT THORNTON LLP

Houston, Texas

February 20, 2004